Exhibit 99.5

PRELIMINARY TRANSCRIPT - SUBJECT TO REVISION

Event ID: 3746786

Culture: en-US

Event Name: NYSE Euronext and Deutsche Boerse AG Conference Call to

Discuss Their Business Combination Agreement

Event Date: 2011-02-15T16:00:00 UTC

P: Operator;;

C: Manfred Gentz;Deutsche Boerse AG;Chairman

C: Jan-Michiel Hessels;NYSE Euronext;Chairman

C: Reto Francioni;Deutsche Boerse AG;CEO

C: Duncan Niederauer;NYSE Euronext;CEO

C: Eric Mueller;Deutsche Boerse AG;IR

P: Suzanne Pratt;PBS Nightly Business Report;Media

P: Bob Pisani;CNBC;Media

P: Unidentified Audience Member;;

P: Edward Taylor;Reuters;Media

C: Gregor Pottmeyer;Deutsche Boerse AG;CFO

P: Caroline Hetz;BBC News;Media

P: Kristina Peterson;Dow Jones;Media

P: Dan Garrett;Barclays Capital;Analyst

P: Unidentified Company Representative;;

P: Rich Repetto;Sandler O’Neill;Analyst

C: Michael Geltzeiler;NYSE Euronext;Group EVP, CFO

P: Patricia Szarvas;CNBC;Media

P: Jonathan Spicer;Reuters;Media

+++ presentation

Operator: Good day, ladies and gentlemen, and welcome to the Deutsche Boerse and NYSE Euronext conference call. My name is Haika and I will be your operator today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session at the end of this conference. For the Q&A session we ask the callers limit their questions to one to allow for broader participation.

Manfred Gentz: Good evening, Frankfurt. Good morning, ladies gentlemen in New York. Good morning and good afternoon to our employees in Europe and America and in Asia. And good morning or good afternoon to the analysts, the journalists, and our listeners listening to the webcast from all over the world. Thank you all for joining us today at this momentous global conference.

We are here today to announce the creation of a leading global exchange group. We will consolidate two of the most important and respected players in the world, Deutsche Boerse and New York Stock Exchange Euronext.

Together we will be the world’s leader in derivatives and risk management; the largest and most iconic capital raising venue in the world; the most compelling exchange provider of technology services and information content; and the global pioneer in the international post-trade infrastructure and settlement. To summarize all of this in one sentence, this transaction is going to create a truly leading global exchange operator.

All shareholders benefit from this transaction in the long run — shareholders and employees, customers and regulators, and ultimately the financial markets as a whole. Ladies and gentlemen, we have come a long way. In 2001 we celebrated the initial public offering of Deutsche Boerse AG. Over the last years we have evolved the exchange step by step.

We built a leading reputation among investors. We focused on new markets and products, and we became an efficient and innovative leader.

Today, Deutsche Boerse together with New York Stock Exchange Euronext are setting new standards for growth, quality, and market reach. The combined Group will have leading products and services at every link in the value chain, pre-trade, trade, and post-trade. Our clients will have unparalleled access to markets, products, information, and settlement around the world and around the clock.

Given the competitive and globalized market structure, size is of highest importance. The combination not only brings Deutsche Boerse AG in a position where we can play an active role in the ongoing and future industry consolidation developments, but this unique strategic positioning and an unmatched breadth of product offering, the combined Group will be the most attractive partner for any possible future development in Asia or other parts of the world.

Ladies and gentlemen, the newly formed Group will be a real world leader. It will shape the entire industry. The Group will play a leading role in all relevant market areas.

It will create substantial growth, and it will not only play a major role in developing new markets but also tremendously strengthen Frankfurt and New York as key centers, financial centers of the world.

The beauty of this deal is that both parties want to honestly and openly cooperate on a global base. It will strengthen the European and the American position. It is structured and balanced in a way that no party will dominate the other one — Europe, not the US; and the US, not Europe.

The concept is great. Now we have to execute. It is a lot of challenging work. Thank you very much, and I now hand will over to Jan-Michiel Hessels in New York.

Jan-Michiel Hessels: Thank you very much, Manfred, and also from my side on behalf of my colleagues of course and the entire NYSE Euronext community, welcome here to this presentation and discussion on the proposed merger between NYSE Euronext and Deutsche Boerse. During this discussion the management teams on our side, Duncan and Michael from here in New York and Deutsche Boerse from Frankfurt, will provide important details on our proposed business combination which would form the world’s largest exchange operator by revenues.

With the presentation of these details and shared perspectives, I trust that you will all gain further, fuller appreciation as to why this merger is clearly strategic and sensible to each organization for our shareholders, our customers, and in fact for our future also of the global capital markets. Furthermore, this proposed merger is not an end; it is only the end of one chapter; it presents a next phase of growth and development for both of these important institutions — we are convinced of that.

Our capital markets in America and Europe and throughout the world are rapidly changing and evolving. No more are financial markets defined by borders, [confidence], or by the openings and closings of particular market centers.

Therefore, we believe it is important and in fact imperative to address the needs of our local market centers and at the same time to be connected globally. To those ends, NYSE Euronext and Deutsche Boerse share a commitment to be a leader locally and globally and to shape what is to come.

We also believe that this proposed combination will serve to speed and advance both dialogue and actions amongst regulators and policymakers throughout the world on a number of fronts.

NYSE Euronext has come a long way, also a long way. Manfred mentioned it also for Deutsche Boerse. Since the merger in 2007 between NYSE and Euronext we have worked aggressively — and as I say we, it is the Board of course, but it’s particularly the management — to transform and reposition our Company in the face of ever-changing markets and increased competition. I believe it is fair to say that we have realized achievement and success.

My colleagues and I on the Board are quite proud of the leadership exhibited by Duncan Niederauer and our management team, and the focus and passion of the entire staff of NYSE Euronext in delivering on our strategy. In fact this is one key reason why our entire Board this morning has enthusiastically and unanimously made the choice for a partnership with Deutsche Boerse and why it has the full confidence — we have the full confidence in the future success of our combined companies. Thank you.

Reto Francioni: Ladies and gentlemen, thank you very much for showing so much interest in this transaction. Before we start with the formal presentation I would like to take the opportunity for some general remarks.

Together with New York Stock Exchange Euronext we are creating the premier global exchange group. Together we will have leading positions in almost all segments that we are active in, in Europe and in US.

This step reshapes our entire industry. The combination is a historic opportunity, bringing together two of the most respected and successful exchange operators in the world.

The new Company will have dual headquarters in Frankfurt and New York. This means New York’s role as the financial capital of the world will be strengthened, also by having the global responsibility for cash trading and listing. And Frankfurt’s role as financial center in Europe will be strengthened, also through taking the global responsibility for derivatives, market data and analytics, and settlement and custody.

This is a win-win situation for both Companies and for both locations while keeping our key business locations such as Paris, London, and others.

We are creating new growth opportunities. To give you an example, just think of all the products we can offer with our joint data pool, the largest in the world.

Together we will also be a highly attractive partner for capital markets in Asia and other parts of the world. Furthermore, together we will also be in a global leading technology position which is crucial in providing innovation and efficiency to our customers.

This is good news for our shareholders, for our Company, for our employees. I would like now hand over to Duncan. Duncan, please?

Duncan Niederauer: Thank you, my friend. Reto and Manfred and team in Germany, we could not be more excited to be joining you today for this historic announcement. I think what you have heard from the two Chairmen and from Reto is — this is a conversion convergence of two Companies that have been on a path to building towards a more successful future. While we are both viewed as global leaders in our industry, I think both Reto and I felt with our Boards there was another step that could be taken to solidify our positions, respectively, in the US and Europe, and really remind everyone that both Companies are true leaders and visionaries in the exchange industry.

We believe that this combination is simply the next step on our now-to-be-shared journey to reinvent the industry, reinvent the category.

From our point of view, Reto talked about the complementary nature of the portfolios. We are very proud of the NYSE brand of our global and iconic listing and trading venues around the world. Deutsche Boerse is very proud of its data businesses, its analytic businesses, its post-trade services businesses. We are both very proud of our derivatives businesses. We think this combination is unique, and as we get into the slideshow shortly I think you will see what we mean.

This not only creates the world’s premier exchange group, but there is a word we all want you to focus on today, and that is — diversified. This will position us to compete on what is increasingly a global landscape and a very competitive industry and put us in position to compete with companies of similar size but from, in my mind, a much stronger portfolio.

I think the assets we bring together should enhance not only New York’s and Frankfurt’s status, but also recognize that our big footprints, as Reto said, in places like Paris, London, Luxembourg, etc., there will be no company like it in the global exchange industry.

We also believe that a big part of our strategy here has been about our growing technology services business. We think taking the community strategy and talking about how to connect more clients, operate more markets, deliver more products to those clients in those markets, and enable our clients to run their businesses more successfully will absolutely be supercharged by this combination. If clients believe in the community strategy that we are presenting them today and the value of the network under the NYSE Euronext umbrella today, that strategy obviously becomes considerably more compelling by combining these assets with the assets that Deutsche Boerse brings to the table.

We also believe that what it does is — and a lot of today will be about the US and Europe. I think we would ask you to understand that what we are doing here is solidifying our position in those two regions, which then also positions us to be the inviter, if you will, the enabler, the convener with other exchanges in Asia and the developing world down the road as we put this great Company together.

So we believe the markets are global, this industry is global, and we believe that if we solidify our position collectively in the US and Europe, as the rest of the world develops and is looking for a valuable, global, and diversified partner we will hopefully be their first choice.

So in short, this transaction allows us to truly redefine what it means to be an exchange. Reto and I have known each other a long time; and I know I speak for him when I say we look forward to working together in the months ahead to try to bring this deal to closing.

We would now like to turn your attention to the slide presentation we are going to go through that hopefully puts everything in context and will give you a very good overview of the deal. With that, Reto, I turn it back to you and Eric to kick off the more formal part of the presentation.

Eric Mueller: Thank you, Duncan; and welcome, everyone, on location here in Frankfurt and in New York and on the telephone lines. Before I introduce our speakers let me remind you that this presentation includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, the enlarged Group, and other persons which may include statements about the post-business combination, the likelihood that such transaction could be consummated, the effect of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.

Forward-looking statements are not guarantees of future performance; and actual results of operations, financial condition, and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document.

Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext,

Deutsche Boerse AG undertake any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future events, or otherwise.

At the conference today, Reto Francioni, Chief Executive Officer of Deutsche Boerse, will provide you with an overview of the business combination agreement. Then Duncan Niederauer, Chief Executive Officer of NYSE Euronext, will walk you through the key components of this compelling strategic combination. To conclude, we will turn the call back to Reto for closing remarks.

Reto and Duncan will be referring to slides during their presentation which are available on our respective websites and have copies of the presentation available for those present in the room. After the presentation, Reto and Duncan as well as Michael Geltzeiler, CFO of NYSE Euronext, and Gregor Pottmeyer, CFO of Deutsche Boerse AG, will be happy to address your questions.

With that, let me now hand over to you, Reto.

Reto Francioni: Thank you, Eric. Duncan and I are very pleased to jointly present our agreed plan to combine Deutsche Boerse and New York Stock Exchange Euronext today. On slide 3 the combination is a strategic quantum leap bringing together two of the most respected and successful exchange operators in the world.

New York Stock Exchange Euronext is the premier global listing venue with an iconic global brand as well as a leading cash equities venue and a strong derivatives trading presence. Deutsche Boerse is a leader in derivatives trading and clearing, with a unique clearing and risk management expertise as well as world-class settlement and custody services franchise.

Combining these companies we will create a new leader in the global exchange industry.

One, the world leader in derivatives and risk management, with approximately 20 million contracts traded per day and only clearinghouse offering real-time position monitoring. Two, the largest, most iconic capital raising venue in the world, with a market capitalization of domestic listed issuers larger than the next four exchange groups combined.

Three, the most compelling exchange provider of high-growth technology services and information content, including the globally renowned STOXX index franchise. Four, the global pioneer in international post-trade infrastructure and settlement.

Slide 4, key transaction terms. Turning to slide 4 let me give you a brief overview of the key transaction terms. The transaction will be completed by forming a new Dutch holding company. The new Company is going to issue shares in exchange for Deutsche Boerse shares on a 1-for-1 exchange ratio, and the New York Stock Exchange Euronext shares on a 0.4700 exchange rate, ratio. The exchange also for Deutsche Boerse has a

75% acceptance condition. The merger of New York Stock Exchange Euronext with the US subsidiary of the new company requires approval of over 50% of the outstanding shares.

The shares of the new company will be listed and traded in Frankfurt, New York, Paris. After the transaction, Deutsche Boerse AG shareholders are anticipated to hold 60% in the new Group; New York Stock Exchange Euronext shareholders will own 40% of the combined exchange.

The new exchange group will be led by a one-tier Board with 17 members, and an executive committee comprised of eight members will be responsible for the day-to-day management of the Group.

The combined group will pursue a balanced location concept with dual headquarters in Frankfurt and New York. CEO and General Counsel will have their primary office in New York, while the primary office of the Chairman and the CFO will be in Frankfurt.

The position of Frankfurt and New York financial centers will be strengthened through their position as dual headquarters, while Paris, London, Luxembourg, and other cities will keep their status and key locations and centers of excellence in the combined Group.

Next slide, slide 5. We illustrate how the new organization unites the advantages of a leading global corporation with strong, local leadership. Cash Trading & Listing will be headed by Lawrence Leibowitz based in New York. Derivatives will be headed by Andreas Preuss, based in Frankfurt.

MD&A will be headed by Frank Gerstenschlaeger, based in Frankfurt. Settlement & Custody will be headed by Jeff Tessler, based in Luxembourg. Technology services and IT will be headed by Dominique Cerutti, based in Paris.

As shown on slide 6, the new exchange will have a balanced governance concept and a clear leadership structure. Duncan Niederauer is to become CEO of the combined Group and I shall become Group Chairman, also responsible for Group strategy and representation of the Company. Out of the 15 Directors, nine shall represent the former Deutsche Boerse shareholders and six will represent the former New York Stock Exchange Euronext shareholders.

The executive committee is equally split between New York Stock Exchange Euronext and Deutsche Boerse as already discussed.

In addition, Andreas Preuss and Dominique Cerutti will become Presidents of the Company, with Andreas Preuss assuming the additional role of Deputy CEO. Larry Leibowitz will act as COO.

Turning to slide 7, given the increasing globalization and interconnectedness of capital markets and the rapidly growing presence of alternative trading venues that operate with less transparency and far fewer regulatory requirements than either Company presently, this combination creates a true global player that will ensure the long-term strength and competitiveness of both of our organizations. With major operations in the Americas, Europe, and Asia, the new Company can truly be called a global player.

Now, let me turn it over to Duncan. Duncan, please?

Duncan Niederauer: Thank you, Reto. Turning to slide 8 please. Slide 8 talks about what we are really doing here, which is creating the premier global — and I want to add the word diversified — exchange group.

This is truly a historic moment. I don’t think there has ever been a transaction like this in our industry. I think it is fair to say that we have had — our two organizations have had mutual respect from a distance for one another for quite some time.

As I mentioned in my opening remarks, we have both worked hard to get ourselves to the point where we are now, so that we could both trade from a position of strength, which is the only time when you can have the win-win that Reto described. I think today’s announcement represents the next step in this journey for both of us, which will now be a shared one — to reinvent the industry and redefine what it means to be an exchange in the 21st century, which is what we tell our people here all the time.

As Reto said, the markets are global; the markets are interconnected; and clients are looking for exchanges to be their partner, not just in one region or another but around the world, and not just for trading but also for all their needs from the beginning to the end of the financial services value chain.

It’s fully aware to everyone, however, that in some of our core businesses, like the equities business, there is no doubt that we face competition from alternative trading venues that operate with less transparency and far fewer regulatory requirements. So while this transaction is largely an offensive-minded one, there are certainly elements for both of us where this is making us stronger so that we are in better position to play defense.

In my mind and in our mind this merger is a compelling solution to these challenges and puts us on the leading edge of innovation within our industry. Reto and I have committed to each other from the beginning to bring the best of Deutsche Boerse and the best of NYSE Euronext together to create the premier global exchange group.

This combination should have benefits for all stakeholders. From a shareholder point of view — and you can see both stocks behaving well since the announcement, I’ll put that in quotes, about a week or so ago. The shareholders understand and believe that this management team will deliver the synergies that we have committed to. They believe we will be able to find other growth opportunities.

Clients will benefit from the increased breadth of the Company’s collective product offering and the combination of our state-of-the-art technologies, which I think we are probably the two leaders in our industry in terms of technology. In our case, we believe the datacenter footprint and we have built and the other technology assets we have built, combined with Deutsche Boerse’s strong technology assets, position us extremely well.

Our issuer community? As Reto said, we already run the largest by far and most iconic set of trading venues in the world. Now bringing in the financial center from Frankfurt to that mix only increases that advantage, the scope, and the opportunities for our clients to now be our partners on an even larger global scale.

This merger also represents a victory for those who support efficient, transparent, and well-regulated markets for investors and intermediaries around the world.

So let me touch a little bit on some of the details on slide 8. We have touched on the fact that this is strategically compelling. It creates a truly global derivatives platform, bringing together complementary products in the US and Europe and increasingly in Asia.

We will have leading post-trade and risk management capabilities and we will also offer a strong portfolio of leading brands with NYSE Euronext, Eurex, NYSE Liffe, and Clearstream, just to name a few.

Next, it is financially attractive. As we have alluded to, we expect to achieve EUR300 million or roughly $400 million in annual run rate cost savings. I believe that is by the end of year three. And at least EUR100 million or $133 million in revenue synergies through cross-selling, distribution opportunities, and new and improved product offerings.

This transaction is expected to be immediately accretive to the adjusted earnings of both NYSE Euronext and Deutsche Boerse. So benefits will accrue to the shareholders almost immediately.

We will also see increased exposure to high-growth derivatives, post-trade services like clearing and risk management, and index and market data activities. Lastly on slide 8, it will create long-term benefits for all relevant stakeholders as I alluded to earlier.

Shifting to slide 9, this slide really talks about our scale in the industry. You can see with the green bars that is where the two companies live today. The burgundy bar, the maroon bar on the far left-hand side of the slide tells you where we will be as a combined Company.

The combined Group will have a pro forma market capitalization of EUR17 billion before any synergies and combined total net revenues of EUR4.1 billion.

Together the EBITDA for both companies amounts to EUR1.7 billion, making the combined Group the world’s largest exchange group in terms of revenues, EBITDA, and operating profit.

Moving on to slide 10, we also are going to be able to exhibit leadership in major asset classes and services around the world. The combination of both companies will create a world leader in these major asset classes.

First in the upper left-hand quadrant, for our derivatives businesses we are bringing together two complementary businesses in Eurex and NYSE Liffe, with Eurex specializing in the long end of the yield curve and NYSE Liffe focused on the short end.

The combined exchanges trade more than 19 million derivatives contracts per day, including US equity options in the upper right-hand quadrant of 6.6 million a day. Combining these complementary platforms will allow us to deliver innovative products and capital efficiencies to clients and create a more compelling value proposition for established European benchmark products globally.

In addition, combining these two great franchises will create opportunities for future growth in risk management and clearing services.

The combined Cash Trading & Listings business will create the exchange group with one of the deepest pools of liquidity for European and US equities. Furthermore, the combination of the Xetra and Euronext platforms in Europe will deliver the first truly pan-European exchange venue while preserving the strong national roles of each respective venue.

Overall, the combined Group will become the most iconic venue for capital raising and equities trading in the world, drawing listed companies from around the world, nearly 65 different countries.

The combination of high-growth market data and index businesses will create a broad portfolio of multi-asset class data and index products. Building on the tremendous growth we have already achieved with the NYSE Technologies business, the combined market data and technology business will increase our scale and accelerate our growth, as you can see in the lower right-hand quadrant.

As many of you already know, our NYSE Technologies business recorded $444 million in revenue in 2010 and we have a stated revenue target of $1 billion by 2015. So with the annual combined revenues of EUR558 million or $743 million, this combination significantly accelerates our growth trajectory in this business as well.

Slide 11. This is a picture of all the brands we will have across the value chain. As many have you have heard me talk about before, our goal for this Company and certainly for the new exchange group that we are putting together here will be to have world-class positioning and world-class brands across the value chain.

We will offer pre-trade services such as real-time data from our cash and derivatives markets and indices that serve as broad market indicators for products in the financial industry. We will offer trading services for cash products, futures, options, and commodities across Europe and in the US.

With Eurex clearing we are offering globally leading clearing and risk management solutions for derivatives and cash equities. And with our post-trade services such as Settlement & Custody we will be one of the leading providers to the international bond business. On top of that, the new entity can offer world-class technology services, hosted services, managed services.

Moving on to slide 12, please. One of the things that we particularly like about this combination is where it leaves us in terms of having a comprehensive, balanced, and diversified product portfolio. We believe this balanced revenue mix that we depict on page 12 here really positions us like no other company in the industry.

Based on our 2010 revenues of EUR4.1 billion or $5.4 billion, the new Company will generate 37% of its total revenue from derivatives trading and clearing, 29% sent from cash trading and clearing, as well as listings, 20% from Settlement & Custody, and 14% from market data, index and technology services. The combined Group will generate more than 50% of its revenue from derivatives in post-trade services, which is why a strong credit rating profile in line with the current ratings of Deutsche Boerse and Clearstream is an objective of the combined Group.

Slide 13. The slide 13 talks about where we can expect the synergies to come from; and please understand this is preliminary; this work is only preliminary.

We expect to achieve annual run rate cost synergies of about EUR300 million or $400 million by the end of year three. We expect to achieve these synergies from information technology, largely. For example, we expect material savings from the creation of a single order book for European equities and the combination of US equity options platforms in the US. Another example of opportunities to consolidate technology platforms will be in the clearing and market operations arenas, where we will be able to achieve cost savings through a combination of harmonizing clearing operations and market operations across Europe and in the US. And both of us will also be able to eliminate future project spending.

Lastly, we expect to achieve synergies through the elimination of duplicative administrative and support function costs. In terms of the phasing in of the synergies we anticipate that the road to realizing these synergies on an annual run rate basis will be 25% by the end of year one; 50% by the end of year two; and 100% by the end of the third year following the consummation of the transaction.

Implementation and restructuring costs are estimated to be approximately 1.5 to 2 times the expected full run rate cost synergies. As I said earlier, this transaction is expected to be immediately accretive to the adjusted earnings of both NYSE Euronext and Deutsche Boerse.

Slide 14. A very, very important part of this combination here is the world-class IT infrastructure that NewCo will have. The combination of these two companies will create a truly world-class IT service provider, building on the strong growth that we have experienced at NYSE Euronext over the past year. The combination not only allows us to realize cost synergies, but also gives us the opportunity to select best-in-class offerings from the combined companies.

So we will be selecting the best datacenters, the best network connectivity for global market participants, and the best trading and clearing systems for our cash and derivatives businesses, right down to the software used at the corporate level in support of our businesses.

Slide 15. This combination should also help us to accelerate growth. Remember what I said; this isn’t just about cost synergies. We are trading from strength here. This is not about trading from weakness.

This combination should allow us to accelerate growth across the combined Group, and we see a range of opportunities in each of our businesses. In the clearing post-trade space, the combination will allow us to use Deutsche Boerse’s clearing and risk management assets across the combined group, improving capital efficiency for our customers and risk management for them as well.

We see opportunities for growth by combining venues. Together our equity and derivatives venues — we will be creating deeper liquidity pools in derivatives, and our combined cash equities platforms will drive cross-distribution opportunities in the European cash markets.

On the technology side we will have an expanded client set for our hosted/managed technology and data services business as well as the extension of the very powerful STOXX index franchise to US markets and products. All of this gives us richer content for pre- and post-trade data and analytics products to deliver to clients.

Beyond the areas that I touched on, on the business side we also see significant growth opportunities in Asia. This transaction creates the global listing venue of choice for attracting issuers from emerging markets. The new entity will have a leading presence in the Asian markets through existing investments and existing technology agreements. Moreover it will be the partner of choice in Asia-Pacific, Eastern Europe, and South America, as well as other emerging markets.

Finally on this slide, we also see opportunities through new asset classes. The combined Group has the right infrastructure and the right expertise in place to further drive growth in asset classes beyond the established products. This includes, for instance, emission and energy products and agricultural and other commodities.

The combined market data and index businesses will also create tremendous opportunities to use the combined data pool, as Reto alluded to earlier, as the basis for new underlyings, new products, and new data services.

Slide 16, delivering value to all stakeholders. So this is a pretty unique opportunity. You know that no business more than ours has a broader array of constituencies and stakeholders than we do. It is not just shareholders and employees and your Board, etc. It is quite far-reaching.

We have talked about this a lot, so I won’t belabor this. Shareholders are going to be invested in a Company that is the most diversified, has the most scale, can deliver synergies on both the expense and revenue side.

Investors are going to get deeper, more liquid, more regulated, more transparent markets. And investors will also get simplified global connectivity. No reason to be connected to both companies’ infrastructure; we should be able to be much more efficient for our clients there.

For the big intermediaries who are very focused on risk management, very focused on cost efficiencies, very focused on capital efficiencies, check all three of those boxes. And issuers, which we have evolved with more and more to think about being their partner, not their listing venue, now will have a broader array of potential partners on the global landscape with whom they can partner.

So you can see plenty of value for all of these traditional stakeholders.

Moving on to slide 17, just a few more constituencies because as I said we have plenty. If you think about from the creditors’ point of view, the combination of these two balance sheets will be the strongest in the industry. We have already talked about the income potential, the EBITDA potential, etc.

Deutsche Boerse already enjoys a very strong credit profile, and ours is also high investment grade. So we believe that over time the combined business, supported by improving operating margins, more geographic diversity, more product diversity, should put us in an even stronger position from a ratings point of view.

Employees will now be a part of a Company that has reinvented the exchange industry. And there will be many opportunities in the 14, 15, 16 countries in which we operate now, and they will obviously be part of a larger, more competitive Company.

Lastly, we shouldn’t overlook the regulators in this transaction. Certainly, post-crisis they have been focused on transparency. They have been focused on getting more — on regulated markets. They have been getting focused on having more products clear in central clearinghouses. Less bilateral risk in the mix.

We believe that if you think about words like transparency, the opportunity to harmonize some of the regulatory regimes around the world, while at the same time preserving some of the national regulatory models, thinking about their ability to better manage systemic risk in the system as we bring more of these services and products to regulated exchanges and regulated clearinghouses — I think it goes without saying that we can deliver financial stability in a way that no other exchange has before. So we look forward to working with the regulars and achieving that goal.

Moving on to slide 18, this is a little bit of a timetable that we call the roadmap to completion. I was hoping we were done today; clearly we are not. This is just the beginning of another chapter, but it’s felt like quite a journey already.

So before I turn the call back to Reto for closing comments, I just wanted to give you a quick overview of where we are and where we are going today. We will be filing a prospectus and proxy statement with the SEC in the US. For our shareholder vote to be successful a total of more than 50% of the shares voted will be required.

The DB AG exchange offer will start with an offer document filed with the German and US regulators, namely BaFin and the SEC. We will commence the exchange offer in Germany and the US.

The successful closure of the exchange offer is subject to an acceptance condition of 75%. The regulatory process will start with the competition filings. We expect to file with the European commission, with the Federal Trade Commission, the Department of Justice in the US under Hart-Scott-Rodino, and with the relevant securities regulators.

We are very confident that our stakeholders are as convinced of the strategic logic and of the financial benefits of the combination as we are and will accordingly provide us their support. We are expecting closing of the transaction by the end of the year, Q4 2011.

Let me now turn the call back to Reto who will make some closing remarks before we open it up to your questions.

Reto Francioni: Thanks, Duncan. Thank you. On slide 19 I would like to sum up this truly transformational and a global transaction in a few words. The combined Group will lead the way in global capital markets and set the standard for growth, quality, and market reach.

The combination will be an industry-shaping strategic step. Clients will have an unparalleled access to markets, products, information, clearing services, and settlement globally and around the clock.

The combination makes tremendous economic sense for our respective shareholders, and it will position the combined Group for a unique growth opportunity. Furthermore, the combined Group will be a very attractive partner for any possible future developments in Asia-Pacific, Eastern Europe, and South America.

This will be a transformational deal that will enable us to develop new products and services that will shape the exchange industry for years to come. We are creating the premier global exchange group, and we are very excited about the future.

Duncan and I would now be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions)

Duncan Niederauer: I want to make sure we are doing what we said, which is two over there and two over here; whatever you guys want to do. So how — start here? All right, so Reto, we will take the first couple of questions here. So go ahead, young lady in the front row here.

Suzanne Pratt: Hi, Suzanne Pratt, PBS Nightly Business Report. Two questions.

When do you think we’re likely to hear what the name of the combined entity is going to be?

Secondly, what sort of feedback have you gotten already from US regulators as to whether it is going to be a simple process to get this deal approved?

Duncan Niederauer: Okay, it does not surprise me that the first question is about the name. Why am I not surprised?

So, I guess if you watched CNBC this morning they seem to have already come up with their own name; it is called the Big Boerse instead of the Big Board. I think I can speak for my friend Reto and tell you that will not be the name of the NewCo.

I think what we have given a great deal of consideration to — and I will assure everyone in the room and on the phone — no decision has been made. Reto and I will communicate it together when a decision has been made.

It is the most — it is an emotional decision for everyone, right? Let’s just be honest about it. Brands are always an emotional decision. There is a lot of national pride, particularly in the businesses we operate.

You think about the objectives you want to achieve for the Company, and we hope to not delay the decision too long; but I can assure you that no name has been chosen, but Reto and I have committed to one another that we hope in the next month or two we can put some alternatives in front of our respective Boards and make a decision.

But I will reemphasize it will not be the Big Bourse, although some of the traders on the NYSE floor are hoping we now are going to get Oktoberfest off — a day during October off as a new holiday, but we’ll go from there.

The second question, we have talked to some policymakers in Washington very preliminarily. We obviously called the chief regulators to let them know, to give them some context around what was leaked out last week and let them know what was going on.

It is far too early to tell. I am not ducking the question. We know it will be a long road; we know there are a lot of approvals to get. The process, as I just outlined a few slides ago, begins almost immediately. But they would not be in a position to give us any early indications.

This will largely be a European discussion, remember, not a US discussion because the footprint in the US is not changing dramatically. Bob?

Bob Pisani: Bob Pisani from CNBC. I just want to follow up on the regulatory question, because I think that is going to be the core here. Duncan, are you convinced that you can convince regulators — and particularly US politicians — about the wisdom of this merger? Full knowing that some are already claiming that this is essentially a takeover by the Deutsche Boerse.

And I want to just follow up and ask Mr. Francioni. Given the very large position in the derivatives market that the combined entity will have, is he convinced that he can convince European regulators to approve the deal?

Duncan Niederauer: All right; so I will answer the first question, Reto; and then I will let you take the second question about Europe.

I think, Bob, first of all it is a merger. It is a combination. I don’t know how many more times we can say that. I guess each time we say that — you know I love you guys, but you keep saying it is an acquisition. Maybe that would help the policymakers understand it is a merger and combination if the most respected financial media station in the world will start calling it a merger instead of an acquisition.

There is no doubt that the ownership split reflects the relative market caps. NYSE Euronext sits here under no illusions; our market cap is less than several other exchanges around the world, and that is just a fact. We have done quite well in the last year. The stock has been doing better. Our technology strategy is evolving quickly. Our US derivatives strategy is growing.

So we view this as an opportunity to trade from strength, but there is no question Deutsche Boerse is the bigger company.

The Board composition and the right to nominate people for that Board absolutely reflects that ownership split. That is only fair.

But I would like to have everyone in the room and on the call understand, right now the NYSE Euronext Board is quite global. So is the Deutsche Boerse Board. Both executive teams are quite global today.

This is not like a US and a German company are getting together. These are two very global companies getting together.

And we would also like to remind everybody that, lest we think it is a takeover of some variety, the shareholder base will be quite global. In fact, north of 50% will be from the US and roughly the other 45%-ish will come from Germany, the UK, and the rest of the world.

So it’s a global shareholder base. It is a global Board just like both companies have today. And it is a global executive team, just like we have today.

Before we turn it over to Reto, Jan-Michiel, anything you want to add to that about our Board construct?

Jan-Michiel Hessels: I think I can add one thing. It is of course the economic relationships are important here and that is certainly reflected in the initial Board composition. I can assure you from experience that we went through this with NYSE and Euronext, and there the Board as from day one after the closing has acted in complete unity. And we always were trying to further the interests of the Company.

We never — always had unanimous decisions and there was never any problem. It was an open discussion and everybody worked for the Company.

And I am hoping and I am quite convinced that this will be the same thing here. If we are all faced with specific business problems, as rational people we will come out at the same logical conclusion.

Duncan Niederauer: Reto, if you would like to respond to the question about the challenges we may have in some of the European jurisdictions, as we think about putting these businesses together over there, I will turn the mic over to you.

Reto Francioni: Okay, thanks. So after having dealt with the name, which is not decided, of the Company — thanks for doing that, Duncan. I concentrate on Europe.

Europe is part of the overall global Company, and I am talking of the most iconic markets, the cash markets. The cash markets, they will stay independent. There is no change at all. So from the regulatory point, no change.

I think that is an asset and we come in with a true European solution for these cash markets. So in this sense I think no change, and also from that side I think we can get approval.

What the politicians, government are concerned — we had a lot of talk, our chairman and myself, in terms of information. The information — or let’s say the reaction so far we got was positive. We can state this.

And we feel supported the politicians and also the regulatory body in going ahead.

Eric Mueller: The next two questions we are going to take from the hall here in Frankfurt. The first one goes to (inaudible).

Unidentified Audience Member: Yes, thank you. In 2006, when NYSE and Euronext merged it was branded as a merger of equals. In the years to follow the center of gravity slowly shifted from Europe entirely, more or less entirely to the US, to New York. So my questions would be — and taking this in context with the fact that the US Senator Charles Schumer has said, just after talks with Duncan Niederauer, has said that the combined company will be, quote, controlled by the NYSE team, unquote.

So my question would be — what guarantees are there that not the same thing will be happened in the new merged company? So that in the end everything will be decided and controlled from New York; and that Frankfurt would be — as financial center would be a shadow of its former self? Thank you.

Reto Francioni: Thank you. What a question. I think we face a total different situation from Euronext New York Stock Exchange. This totally new situation is also reflected in the corporate structure.

It is balanced. We have two headquarters. I think you have a one-tier Board; you have been an executive committee which is balanced. So from this side I don’t see any problem that we get along with each other.

Then also if you take a close look what the businesses are concerned, going back to the presentation, I think we are on the safe side that we have two centers of gravitation. And to make it very clear, this is not against each other; this is with each other. Otherwise, we are not successful.

I think that is part of the core of this deal, just to make this also very clear. I think, Duncan, you should probably pick up afterwards the Chuck Schumer quotation and put it in the right light.

But before, we take one question from here and then we hand over to you.

Eric Mueller: The next question goes to Edward Taylor from Reuters.

Edward Taylor: Good afternoon. I have got a question. Irrespective of ultimately who will be in control in one city, it seems to me that this deal to combine is primarily a cost-cutting defensive move, because you guys are both seeing your market shares under threat.

Deutsche Boerse’s deal with ISE has arguably not been most successful; and NYSE’s deal with Euronext has not arguably been the most successful. Where do you guys see the growth coming from? And how are you going to realize that?

Reto Francioni: Okay, I think on the one hand it is cost, but on the other hand it is revenue. I think we made a clear picture, especially Duncan, what the revenue side is concerned. I would like Gregor also to step into this field to explain it.

I think the cost exercises we make — and we are still in it — they were a necessary condition to get together in this shape. And from this side I think the combined Group — and this was included in the presentation — has a clear strategic outlook what additional revenues would be and has, to just put it this way, an intermediate growth or such is so big that with this sheer mass you can tackle other markets as well.

I think — so it is on the one hand cost, yes; but on the other hand it is also the revenue side. And Gregor please, on this.

Gregor Pottmeyer: Yes, with regards to the revenue side, Duncan already mentioned that we see at least EUR100 million revenue synergies. To give you an example, roughly 50% out of these EUR100 million revenue synergies we see in the clearing area.

So we see a chance here that Eurex clearing can provide clearing services to NYSE Euronext; and NYSE Euronext already planned to go, to build up its own clearinghouse in Europe. And therefore on the one hand side we can avoid cost there, because Eurex clearing is already established, and there are less costs necessary to implement this.

And on the other hand side, we can internalize these clearing revenues via and off of Eurex clearing. That is one big important aspect.

Others are that we see really cross-selling opportunities. For instance, in the structured product we offer a certificate of warrant currently via our joint venture Scoach. So we see the opportunities also to offer these kind of products in the Euronext countries.

So we see also the chance to combine liquidity pools to get additional market shares too. So these are just three examples where we are quite confident that it is not just a synergy case; it is also a revenue synergy case.

Duncan Niederauer: Reto, you want me to add a couple of things to that, as you asked me to?

Reto Francioni: Yes, please.

Duncan Niederauer: Sure, and then we will take a couple of questions from here. So I must confess on the last question I am a little disappointed. Not in the answer — I thought the answers were great, guys. I am disappointed in the question.

Everybody knows if you look at every merger, whether it’s a business combination, a merger of equals, or an acquisition in this industry, this is an industry that lends itself to scale more than any other industry most of us have probably ever thought about or covered or seen. So absolutely part of it is to derive some synergies in the form of expense reductions by running these two companies together. That is not newsworthy, and I am disappointed to hear the focus on cost cutting when really that is sort of the negative, pessimistic way of looking at it.

The more constructive way of looking at it is — you are building a scale business. This is an industry that is all about scale. Why build the scale two times when you only need to build it once, if can leverage it and build it properly, as both of us have? So that is going to be an important part of the deal, no doubt about it.

I think Gregor did a very good job of summarizing that we are not trying to — as one of our Board members says — shrink ourself to greatness. We are putting two great companies together and creating a very unique company that we think will have lots of opportunities globally.

To defend Senator Schumer for a minute, I think in fairness, when you think about how this news came out last week, all the headlines said — it read like an acquisition. Reto and I have never called it an acquisition. It is a merger of equals. It is a business combination.

And you can see that combination and that balance being reflected in the global Board construct. The management — the very balanced management construct. Where the businesses are being run from.

You can see us running, yes, a dually headquartered company, but one that is absolutely committed to being global, with a big footprint in Asia, big footprint in Paris, big footprint in Luxembourg, big footprint in London, etc. etc. etc.

So I think we’d like people to look at this through a lens that looks more like that than just saying — so it is all about cost cutting because everything everyone has done has failed. That is just a factually incorrect statement. Both companies are trading from strengths here.

Are the equities businesses, as I said for the media this morning, very, very competitive? You bet they are, and that is why both companies are trying to move along the value chain and get away from just being focused on that business.

So that is clear. That is not running away from anything. That is not shrinking. That is not admitting defeat. Both companies are trading from a position of strength and getting stronger.

So, Reto, if it is all right with you we will take the next two questions from over here?

Reto Francioni: Okay, go ahead.

Duncan Niederauer: Okay, all right. Do I just get to pick them? Wow, it’s kind of exciting. Yes?

Caroline Hetz: [Caroline Hetz], for BBC News. I think the problem though is that a lot of people here in New York see this perhaps as being a deal that will diminish the importance of the New York Stock Exchange, which of course is seen as this great American flagship story. Is this a move of desperation? I think that is the thing that people want to understand.

Duncan Niederauer: Well, thanks for the question, but what is really interesting about that is — there is no question we are in an iconic building and this is an iconic brand, and it is the center of the financial markets in the world. I think everyone agrees with that, and we aim to keep it that way.

What we set out to do a while ago, seeing the regulatory changes that were coming in the US, is we have already said we cannot rely on that business, which is really what takes place — the business that primarily takes place on the floor that everybody sees every day — that cannot be our core strategy in the long run.

Deregulation happened. It is unlikely to be changed significantly. There will be lots of competition, lots of fragmentation in the equity markets in the United States in the future.

The NYSE Euronext vision, which obviously predated my arrival here, was to say we need to become a more globally diversified company. Obviously the challenge of that was integrating those two cultures.

We did that. It’s actually — contrary to the other individual’s question — it is quite a balanced management team with representation from all around the world. Yes, the CEO sits in New York; but the management committee is quite balanced.

And this is an opportunity to again do that and scale it further. This is no act of desperation.

Do we acknowledge that that small part of our business which is so iconic and so critical to the overall Company’s impression is important? Sure.

Do we knowledge that it is a challenged business competitively? Absolutely.

But in the NewCo, we get to have the best of both worlds. We maintain this amazing brand, this amazing icon; and it is part of a bigger, stronger, more diversified Company. So that is what we are trying to do. Okay? Thanks. Hope that’s clear.

One more from this young lady over here. Just get the microphone, Kristina, so we can hear.

Kristina Peterson: Kristina Peterson with Dow Jones. Could you be a little more specific about what changes we could anticipate on the trading floor in New York?

Duncan Niederauer: How about none? I don’t know what — I don’t know how many more times I’m going to say it. I am not trying to be rude. The trading floor is not going anywhere.

You can see — and I will go back and answer the question more politely. We have made a lot of changes to the trading floor, if that is what you are referencing. We’re not going to stop doing that. We are trying to create a 21st-century trading environment down there, so that the agents that run their business from the floor can feel that they are sitting in a place where they can do what they could do sitting anywhere else. But they have the advantage then, that when something is happening here they can be in position to be closer to the center of price discovery for something like that.

We are working with some of the media outlets to make sure that their presence is improved down here. As many of you know who are here a lot, the AMEX business is running quite well, the AMEX options business in the back of the — beyond the main room. And we have made some investments in the entrance; we have made some investments that talk about our history of innovation up on the seventh floor.

We intend to keep doing that. There is no reason not to do that.

We understand as more trading gets done electronically and more trading gets done in other products, we needed to turn this into a center of trading for more than just US equities, and that is really what we have done over the last couple of years. So I apologize for my rather snippy remark, but the place is certainly not going anywhere and we intend — you have seen us make a number of investments in the last 12 to 18 months — absolutely expect those to continue. Thank you.

Reto, back to you for the next two.

Reto Francioni: Okay.

Eric Mueller: All right, we are going now in the English conference and the next question goes to [Dan Garrett].

Dan Garrett: Yes, good afternoon. Daniel Garrett from BarCap here. I just referred back to the Euronext AGM in 2006, which laid alongside the respective offers from New York and Deutsche Boerse Group. In that it had comments around timetable and deliverability of the respective offers. It emphasized the antitrust implications of the Deutsche Boerse offers, and it was likely it would have a Phase 2 investigation in the post-trade and the derivatives area; uncertain outcome, and the duration would be at least 12 months.

Given that that came from Euronext’s own management, I wonder if you could help me understand why you now view that the regulatory or competition environment would be different, that could result in a speedier review of the process?

I also wondered if you could — there is an emphasis on this transaction delivering value to all stakeholders. There is a mention about the users of the derivatives; I think the derivatives area will be the most contention.

There is an emphasis that the users will benefit from cross margining. But I wonder if you could also comment on whether the users will see benefits that will be reaped in terms of economies of scale of your respective platforms, in terms of any fee reductions on their rate per contract, for instance? Thank you.

Reto Francioni: To start with, I think in Europe you have the topic of antitrust. You have this topic in the derivatives market, and looking at Jan-Michiel, I think we were both there when we had this antitrust discussion. It finally turned out in the derivatives area I think that was not the topic in depth we thought it were.

In other words, I think in the derivatives area we are, let’s say, facing a situation of which can be said it is not a competition. It is, let’s say, a complementary. As we were pointing out, you have the short end in Liffe; the long end of the yield curve you have within Eurex; and the overlap is pretty small.

So the markets are already consolidated in Europe in each product. That is the situation in derivatives.

At the cash markets I do not see a topic because we have already at the Euronext group the cash market area which will be — or will we have an additional market joined, and we have to integrate these markets by Frankfurt. So I don’t see an antitrust topic, let’s say, a strong one at the moment.

Dan Garrett: Sorry, can I touch back on that? The point I was trying to get across, I didn’t understand why Euronext’s own management at that point would have emphasized the likely Phase 2 investigation into the derivatives area. It was from — they mentioned it in their own AGM slide presentation from 2006.

So why would Euronext management have highlighted concentration in market share on the derivatives side as having antitrust implications that now don’t apply? There would not seem to have been much shift in market shares.

I appreciate you are specialized in different areas, but the threat of a rival platform does impose some pricing pressures.

Unidentified Company Representative: Reto, can I answer this question?

Duncan Niederauer: Reto, we will take it over here.

Reto Francioni: Okay.

Duncan Niederauer: Go ahead Jan-Michiel.

Jan-Michiel Hessels: I think two important things have changed compared to four or five years again. One is that at that time, although as such the combination Euronext-Deutsche Boerse had a lot of attractive elements from a European perspective also, but the difference was that the change — the differences in economic value were so big that it was very difficult to arrive at a satisfactory management balance for both parties. That was one important reason.

The other important reason was indeed derivatives, where Deutsche Boerse has a very strong position; Euronext Liffe has a very strong position. And in those days, before the major US participants merged, the markets were to the best of our knowledge defined as European versus US.

So after all the changes we feel, our specialists feel, that there is a very good case to be made for a global market whereby our combined market shares will not be prohibitive.

Duncan Niederauer: Reto, let me add one more thing. I have the benefit, unlike Reto and Jan-Michiel, of having had nothing to do with the 2006 discussion. So maybe that puts me in the worst position; maybe it puts me in the best position; I don’t know which.

But I think to the gentleman’s question, let’s think about a couple of other things in addition to what Jan-Michiel said. 2006 was before MiFiD. 2006 was before the crisis. And anybody who thinks the regulatory landscape and the competitive landscape is the same as 2006 I think isn’t asking a complete question.

So from my point of view, in 2006, you didn’t have the CME building up an increasing presence in London, looking for approval on a clearinghouse. You didn’t have the London Stock exchange talking about derivatives. You didn’t have ICE having a big presence that it has in Europe now. You didn’t have NASDAQ with its derivatives business in Scandinavia trying to expand into Europe.

It is a completely different landscape today. Does that mean the antitrust discussion with the European regulators is going to be easy? Not at all. That is not what I am suggesting.

I am just saying to look back to 2006 and say — well, why would we have said A or B, the situation is entirely different given the regulatory landscape and the competitive landscape that has changed since then.

Dan Garrett: Okay, thank you.

Eric Mueller: Next question comes from Rich Repetto.

Rich Repetto: Good morning, Reto. Good morning, Duncan. Yes, so my question is, we know from I guess over the years that there has been discussions between the two exchanges. I guess Duncan you just went over, yes, there has been more regulatory changes and so forth, and competition.

But I guess my question is — if the terms didn’t work prior, what has changed that materially get you to move?

I saw you on CNBC talking about the talks started four to five months ago. So what has changed? Because I thought before there were some obstacles. I think that management teams both felt there were obstacles between a merger of the two.

Duncan Niederauer: All right, so Reto, with your permission I will start; and then if you want to add anything, I will turn it to you. Rich, you’re right; this has been something that has been talked about for a while in both companies’ histories.

I think as I said in my remarks, Reto and I have the pleasure of having known each other for a while. So it is always easier when you know the other person that you are trying to partner with; it is easier to reengage, right?

Now I think Jan-Michiel and Reto have both referred to when Euronext and Deutsche Boerse contemplated this four or five years ago, it was a different time, it was a different era, and it was much more of a European construct at that time. Now I think both companies have gotten more global. Deutsche Boerse has built up their business; we have built up ours.

I think the reason it might not have worked two years ago when preliminary discussions we were having had to be called off, is that I thought there was probably too big a difference, quite honestly, in the market cap of the companies.

I think Reto and I have always thought there was a great opportunity to do a merger, do a business combination with things as balanced as possible. And I think we also both understood that if it weren’t balanced it would be hard to convince the policymakers and regulators on both sides of the Atlantic to contemplate what we think is a pretty powerful combination.

In our mind, that has changed. In our mind this is close enough now that this is the right timing.

And I think the good news is that Reto and I have always stayed in close touch, knowing that this might be an opportunity at some point. So I know I speak for him when I say it was fairly easy to reengage a few short months ago, to get serious about whether this was the right time for what we think is a bold move and a win-win.

So that would be my answer to that. Rich. Reto, anything you would like to add to that?

Reto Francioni: Yes, I am heading in the same direction. So it is a bold move, but we both, Duncan, I think wanted to have a bold move. And then a lot of things changed.

Some were already mentioned — financial crisis, customer structure, clients, they’ve changed in behavior and also in networks and so on. And also the whole regulatory environment.

Then there is something else I would like to mention here. The whole derivatives business, we are talking the most volume in derivatives business is OTC. And I think together we are much stronger to tackle the whole OTC market in the trading area but also in the clearing area.

And I think together with this potential, I think that is also a story combining US, Europe and probably soon to more extent also Asia.

Rich Repetto: Okay, thanks very much. Just quick factually — I know there is a rule of one question, but I think it will help everybody. Are there breakup fees and what are they? And then that would be it. Thank you.

Duncan Niederauer: I think they just asked one more question here, Reto, sorry. Did you guys get the question?

Rich, can you just — if you are still open, Rich, say it one more time?

Rich Repetto: Yes, what are the breakup fees — are there breakup fees and what are they specifically? Thank you for allowing me the questions.

Duncan Niederauer: I’m going to let the CFOs answer that question because I don’t know if we are allowed to answer that question, so I am going to be careful.

I don’t know if we are allowed to — so I don’t know.

Gregor Pottmeyer: No, I can answer. I think we have (technical difficulty) breakup fee and that in a size what is market customary volume. I don’t want to specify it in detail, but it is on a market customary value. Right, Mike?

Michael Geltzeiler: Correct. It will be filed with all the documentation shortly.

Rich Repetto: Thank you.

Duncan Niederauer: And we would tell you, but you violated the one question rule.

Rich Repetto: I understand.

Duncan Niederauer: We might have told you, but it was your second question, so we can’t answer it. You will have to read the filing when everyone else does.

Rich Repetto: I will.

Duncan Niederauer: (multiple speakers) more questions that you want us to take? We’re going to take one more from the German side?

Eric Mueller: Yes, we have one more question from Frankfurt here (multiple speakers).

Duncan Niederauer: Let them take one more, and then we’ll do one more, and then we will be done.

Patricia Szarvas: Yes, thank you. It’s Patricia Szarvas from CNBC. I wanted to pick up on something that Duncan said, which is the positive side of the story, the scale and trying to grow. Duncan also mentioned that is only the first step going forward.

I wonder about especially Asian partners which have also been mentioned quite a few times. So if this is only the first step on a long journey, revolutionizing perhaps the entire industry, tell us was the scenario, once the merged entity goes through regulators, are Asian partners the next one on the list where you look for specific growth? First of all.

Second of all, to get through the regulators I wonder what part of your business you do not necessarily consider core, i.e., you would make concessions?

And the third part of that one question also is to Duncan. Of course you are talking about the Chicago Mercantile Exchange perhaps also threatening to come in with a hostile bid for the New York Stock Exchange Euronext. I wonder, be it only a rumor or be it not, do you have a contingency plan for that scenario to pop up?

Reto Francioni: Thank you for the question. I will start answering and then I hand over to you, Duncan, because there is a lot of additional questions.

So, Asia. You could say it is an intermediate step to build this big company. On the other hand, we had just a signing; so I think we have a bumpy road ahead of us really to get it done finally. And it is too early to already develop an Asian strategy.

But Asia as a market — and this is also one let’s say reason we get together — is key. Together we can tackle this market in another way than just alone.

I think going together on this is, let’s put it this way, building the premier global exchange group is taking advantage of a unique opportunity to secure sustainable and relevant growth by strengthening the existing businesses and significantly fostering new businesses.

For the new businesses, let us some time before we step in; but also out of the revenue story we can clearly see that we have already some schemes we are addressing.

So with this I would like to hand over, Duncan, to you. This is also the last question from our side. Duncan, please?

Duncan Niederauer: Okay, all right, since the young lady asked four questions I’m going to try to answer two of them, so I will call it compromise.

I want to pick on what Reto said about Asia. This isn’t so much in the short term about partnering in a business combination with other exchanges around the world. As many of you who cover this space will know, very few of them trade publicly or have a public currency with which to be a part of a merger.

But our strategy in the short term, if you think about our respective footprints in Singapore, the relationships we are building in Hong Kong, the relationships both companies have in China, the relationship we have with the Tokyo Stock Exchange in Tokyo, we already have very good business partnerships in the region. I think in the near term you should expect us to continue to cultivate those relationships with a much longer-term view.

I know the alleged CME rumor is on many people’s minds, so I would like to address that. We are aware of the rumor, just like all of you are. There is nothing official.

And from our point of view, I want to go back to what Reto said. We have signed a deal. You can feel it in our voices, we signed a deal with a partner that we trust. We think this is the right deal for these two companies, and that is all I would like to say about that for the time being.

Bob, are we taking one more or is that a wrap? So we are going to take one more from here? All right, Reto, we are just going to take one more from New York, if there is one and then we are going to call it a wrap and I will see you tomorrow.

Reto Francioni: Absolutely, thank you. Bye.

Duncan Niederauer: Okay, there is one more. Yes, go ahead. One more from here.

Jonathan Spicer: Hi, Jonathan Spicer with Reuters. Do you expect national security concerns from the Committee on Foreign Investment here in the United States?

Duncan Niederauer: We are not yet sure whether we have to do a CFIUS filing. Our expectation is that we will; but you can also rest assured that with the other news that you have all read about in the marketplace, everyone is paying extra attention to the robustness of the technology platforms etc. etc.

So I think it is too early to tell, Jonathan, whether we have to make that filing. But if we have to, we will; and we expect that we probably will.

So we want to thank all, on behalf of myself and my colleagues in Germany. We thank you all for being here today. We know and we particularly appreciate your patience as this was a very fluid situation this morning. Reto, Manfred, Gregor, we will see you tomorrow morning in Frankfurt.

Eric Mueller: Thanks, everybody, from Frankfurt and we are closing the conference right now. Thanks for attending.